Exhibit 99.2


                     Parties to the Stockholders Agreement
                     ------------------------------------


1.   Instinet Group Incorporated
2.   Reuters Limited
3.   Reuters C Corp
4.   Reuters Holdings Switzerland SA
5.   Bain Capital Fund VII, LLC
6.   Bain Capital VII Coinvestment Fund, LLC
7.   BCI Datek Investors, LLC
8.   BCIP Associates II
9.   BCIP Associates II-B
10.  BCIP Trust Associates II
11.  BCIP Trust Associates II-B
12.  Silver Lake Partners, L.P.
13.  Silver Lake Investors, L.P.
14.  Silver Lake Technology Investors, L.L.C.
15.  TA/Advent VIII, L.P.
16.  TA Executives Fund, LLC
17.  TA Investors, LLC
18.  TA/Atlantic & Pacific IV, L.P.
19.  TA IX, L.P.
20.  Advent Atlantic & Pacific III, L.P.
21.  GPH DT Partners
22.  1998 GPH Fund, LLC
23.  2000 Exchange Place Fund, LLC